                                                                   EXHIBIT 10.60


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into on this 31st day of December, 2002, but shall be effective as of January 1, 2003, by and between SUN COMMUNITIES, INC., a Maryland corporation (the "Company"), and BRIAN W. FANNON (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

         1. Employment.

                  (a) The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Executive shall serve as the Chief Operating Officer of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company (the "Board"), which duties shall be consistent with the Executive's position as set forth above.

                  (b) For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the Company, as they may be amended from time to time.

         2. Term of Employment.

                  Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on January 1, 2003 and shall continue thereafter for a period of three (3) years ending on December 31, 2005; provided, however, that the term of this Agreement shall be automatically extended for successive terms of one (1) year each, unless either party notifies the other party in writing of its desire to terminate this Agreement at least thirty (30) days before the end of the term then in effect.

         3. Devotion to the Company's Business.

                  The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company and its Affiliates (as defined in paragraph 12 below) during the term of this Agreement.

         4. Compensation.

                  (a) General Statement. During the term of this Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in paragraphs 4, 5 and 6 of this Agreement.

                  (b) Base Compensation. As compensation for the services to be performed



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hereafter, the Company shall pay to the Executive, during his employment hereunder, an annual base salary (the "Base Salary") of One Hundred Thousand Dollars ($100,000.00) per year, payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly).

                  (c) Bonus. The Executive shall be entitled to an annual bonus of up to fifty percent (50%) of the Base Salary upon the Company's attainment of certain performance milestones in accordance with the Company's executive employee bonus program (as the same may change from time to time in the discretion of the Board).

         5. Benefits.

                  (a) Insurance. The Company shall provide to the Executive life, medical and hospitalization insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with the Company's standard policies.

                  (b) Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits under any such plan except as expressly provided herein). The Executive shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                  (c) Annual Vacation. The Executive shall be entitled to four
(4) weeks vacation time each year without loss of compensation which shall be scheduled with the advance approval of the Company; provided, however, that, beginning January 1, 2004, the Executive shall be entitled to five (5) weeks of vacation time each year. In the event that the Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year; provided, however, that no more than ten (10) days of accrued vacation time may be carried over at any time (the "Carry-Over Limit"). In the event that the Executive has accrued and unused vacation time in excess of the Carry-Over Limit (the "Excess Vacation Time"), the Excess Vacation Time shall be paid to the Executive within ten (10) days of the end of the year in which the Excess Vacation Time was earned based on the Base Salary then in effect. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time (not to exceed twenty (20) business days) shall be paid to the Executive within ten (10) days of such termination based on the Base Salary in effect on the date of such termination. For purposes of this Agreement, one-twelfth (1/12) of the applicable annual vacation shall accrue on the last day of each month that the Executive is employed under this Agreement.

         6. Reimbursement of Business Expenses.

                  The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, car telephone, and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.




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         7. Termination of Employment.

                  (a) The Executive's employment under this Agreement may be terminated:

                           (i) by either the Executive or the Company at any time for any reason whatsoever or for no reason upon not less than thirty (30) days written notice;

                           (ii) by the Company at any time for "cause" (as defined below), without prior notice; and

                           (iii) upon the Executive's death.

                  (b) For purposes hereof, for "cause" shall mean: (i) the breach of any material provision of this Agreement or the Sun Homes Agreement (as defined in paragraph 9 below) by Executive, which breach is not cured within thirty (30) days after Executive's receipt of written notice of such breach;
(ii) Executive's failure or refusal, in any material manner, to perform the services required of him pursuant to this Agreement or the Sun Homes Agreement, which failure or refusal continues for more than thirty (30) days after Executive's receipt of written notice of such deficiency; (iii) Executive's commission of fraud, embezzlement, theft or other act of dishonesty, or a crime constituting moral turpitude, in any case whether or not involving the Company, that in the opinion of the Company renders Executive's continued employment harmful to the Company; (iv) Executive's misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports; (v) Executive's conviction for a felony; or (vi) Executive's substance abuse.

         8. Severance Compensation.

                  (a) In the event that the Company terminates the Executive's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i) hereof, the Executive shall be entitled to any unpaid Base Salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination and the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary in effect on the date of such termination for a period of up to twelve (12) months if the Executive fully complies with paragraph 12 of this Agreement (the "Severance Payment"). Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Severance Payment to the Executive in one lump sum due within thirty
(30) days of the Executive's termination of employment.

                  (b) In the event of termination of the Executive's employment under this Agreement for "cause" or if the Executive voluntarily terminates his employment hereunder, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid Base Salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

                  (c) Regardless of the reason for termination of the Executive's employment hereunder, bonuses and benefits shall be prorated for any period of employment not covering an entire year of employment.

                  (d) Notwithstanding anything to the contrary in this paragraph 8, the Company's obligation to pay, and the Executive's right to receive, any compensation under this paragraph 8, including, without limitation, the Severance Payment, shall terminate upon the Executive's breach of any provision of paragraph 12 hereof or the Executive's breach of any provision of that certain Reimbursement Agreement by and between the Executive and Sun Communities Operating Limited Partnership. In addition, the Executive shall promptly forfeit



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any compensation received from the Company under this paragraph 8, including, without limitation, the Severance Payment, upon the Executive's breach of any provision of paragraph 12 hereof.

         9. Affiliates. Upon any termination of the Executive's employment under this Agreement, (a) the Executive shall be deemed to have resigned from any and all offices or directorships held by the Executive in the Company and/or the Affiliates, including, without limitation, Sun Home Services, Inc. ("Sun Homes"), and (b) that certain Employment Agreement, of even date herewith, between Sun Homes and the Executive (the "Sun Homes Agreement") shall be automatically terminated.

         10. Effect of Change of Control.

                  (a) The Company or its successor shall pay the Executive the Change in Control Benefits (as defined below) if there has been a Change in Control (as defined below) and any of the following events has occurred: (i) the Executive's employment under this Agreement is terminated in accordance with paragraph 7(a)(i), (ii) upon a Change in Control under paragraph 10(f)(ii), the Company or its successor does not expressly assume all of the terms and conditions of this Agreement, or (iii) there are less than eighteen (18) months remaining under the term of this Agreement.

                  (b) For purposes of this Agreement, the "Change in Control Benefits" shall mean the following benefits:

                           (i) A cash payment equal to Two Hundred Ninety Nine Thousand Dollars ($299,000.00), payable within sixty (60) days of the Change in Control; and

                           (ii) Continued receipt of all compensation and benefits set forth in paragraphs 5(a) and 5(b) of this Agreement, until the earlier of (i) one year following the Change in Control (subject to the Executive's COBRA rights) or (ii) the commencement of comparable coverage from another employer. The provision of any one benefit by another employer shall not preclude the Executive from continuing participation in Company benefit programs provided under this paragraph 10(b)(ii) that are not provided by the subsequent employer. The Executive shall promptly notify the Company upon receipt of benefits from a new employer comparable to any benefit provided under this paragraph 10(b)(ii).

                  (c) Notwithstanding anything to the contrary herein, (i) in the event that the Executive's employment under this Agreement is terminated in accordance with paragraph 7(a)(i) within sixty (60) days prior to a Change in Control, such termination shall be deemed to have been made in connection with the Change in Control and the Executive shall be entitled to the Change in Control Benefits; and (ii) in the event that the Executive's employment under this Agreement is terminated by the Company or its successor in accordance with paragraph 7(a)(i) after a Change in Control and the Executive was not already entitled to the Change in Control Benefits under paragraph 10(a)(iii), the Company or its successor shall pay the Executive an amount equal to the difference between the Change in Control Benefits and the amounts actually paid to the Executive under this Agreement after the Change in Control but prior to his termination.

                  (d) The Change in Control Benefits are in addition to any and all other Company benefits to which the Executive may be entitled, including, without limitation, Base Salary, annual bonus, and the exercise or surrender of stock options as a result of the Change in Control; provided, however, that the Change in Control Benefits are in lieu of the Severance Payment.



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                  (e) Notwithstanding anything to the contrary contained herein, the Change in Control Benefits shall be reduced by all other payments to the Executive which constitute "excess parachute payments" under Section 280(G) of the Internal Revenue Code of 1986, as amended.

                  (f) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

                           (i) if any person or group of persons acting together (other than (a) the Company or any person (I) who on December 1, 2002 was a director or officer of the Company, or (II) whose shares of Common Stock of the Company are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the Company (including convertible securities) representing twenty percent (20%) or more of either the then-outstanding Common Stock of the Company or the combined voting power of the Company's then-outstanding voting securities;

                           (ii) if the directors or stockholders of the Company approve an agreement to merge into or consolidate with, or to sell all or substantially all of the Company's assets to, any person (other than a wholly-owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile); or

                           (iii) if the new directors appointed to the Board during any twelve-month period constitute a majority of the members of the Board, unless (I) the directors who were in office for at least twelve (12) months prior to such twelve-month period (the "Incumbent Directors") plus (II) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.

         For purposes of this paragraph 10(f), a "person" includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

         11. Stock Options. In the event of termination of the Executive's employment under this Agreement for "cause", all stock options or other stock based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with the Company's equity incentive plans. In the event that the Company terminates the Executive's employment under this Agreement without "cause" or upon the death of the Executive, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable; provided, however, that such options and other stock based compensation can only be exercised during the ninety (90) day period after expiration of the Noncompetition Period (as defined in paragraph 12 below) and such stock options or other stock based compensation shall be automatically forfeited upon the Executive's breach of any of the provisions of paragraph 12 hereof. Any Stock Option Agreements between the Company and the Executive shall be amended to conform to the provisions of this paragraph 11. In the event of an inconsistency between the terms of a Stock Option Agreement and the terms of this Agreement, the terms of this Agreement shall control.

         12. Covenant Not To Compete and Confidentiality.

                  (a) The Executive acknowledges the Company's reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities under



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this Agreement. In light of such reliance and expectation on the part of the
Company and as an inducement for the Company to enter into this Agreement, the Executive agrees that:

                           (i) for a period commencing on the date of this Agreement and ending upon the expiration of twenty-four (24) months following the termination of the Executive's employment under this Agreement for any reason, including, without limitation, the expiration of the term (the "Noncompetition Period"), the Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in (A) the development, ownership, leasing, management or financing of manufactured housing communities,
         (B) the sales of manufactured homes, or (C) any other business which is competitive with the business then or at any time during the term of this Agreement conducted or proposed to be conducted by the Company, or any corporation owned or controlled by the Company or under common control with the Company (the "Affiliates"), anywhere within the continental United States or Canada; provided, however, that, notwithstanding anything to the contrary herein, (1) in the event that the Executive voluntarily terminates his employment with the Company, the Noncompetition Period shall extend until the later of the remainder of the initial 3-year term of this Agreement or the expiration of twenty-four (24) months following the termination of Executive's employment under this Agreement, (2) in the event that the Company terminates the Executive's employment hereunder without "cause", the Noncompetition Period shall be reduced to twelve (12) months, and (3) the Executive may invest in any publicly held corporation engaged, if such investment does not exceed one percent (1%) in value of the issued and outstanding capital stock of such corporation;

                           (ii) the Executive shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of the Company or any Affiliate any Confidential Information;

                           (iii) promptly upon the termination of this Agreement for any reason, the Executive (or in the event of the Executive's death, his personal representative) shall return to the Company any and all copies (whether prepared by or at the direction of the Company or the Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information;

                           (iv) for a period commencing on the date of this Agreement and ending upon the expiration of the Noncompetition Period, the Executive shall not, directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by the Company; and

                           (v) for a period commencing on the date of this Agreement and ending upon the expiration of the Noncompetition Period, the Executive shall not, either directly or indirectly, induce or attempt to induce any person with whom the Executive was acquainted while in the Company's employ to leave the



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         employment of the Company or any of the Affiliates.

         As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any Affiliate (other than by the act or acts of an employee not authorized by the Company to disclose such information) and which relates to any one or more of the aspects of the business of the Company or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

                  (b) The Executive agrees and understands that the remedy at law for any breach by him of this paragraph 12 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this paragraph 12, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 12 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this paragraph 12 which may be pursued or availed of by the Company.

         13. Arbitration. Any dispute or controversy arising out of, relating to, or in connection with this Agreement or Executive's employment hereunder, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees' rights and remedies), or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled finally and exclusively by arbitration in the State of Michigan in accordance with the expedited procedures of the Commercial Arbitration Rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Nothing contained in this paragraph 13 shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by the Executive as provided in paragraph 12 hereof.

         14. Notice. Any notice, request, consent or other communication given or made hereunder shall be given or made only in writing and (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed; or (c) telecopied to the party to whom it is directed, at the following addresses or at such other addresses as the parties may hereafter indicate by written notice as provided herein:

                  If to the Company:

                           Sun Communities, Inc.
                           31700 Middlebelt Road, Suite 145




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                           Farmington Hills, Michigan  48334
                           Fax: (248) 932-3072
                           Attn: Gary A. Shiffman, President

                  If to the Executive:

                           Brian W. Fannon
                           21555 Chase Drive
                           Novi, Michigan 48375
                           Fax: (248) 348-0468

                  In all events, with a copy to:

                           Jaffe, Raitt, Heuer & Weiss,
                            Professional Corporation
                           One Woodward Avenue, Suite 2400
                           Detroit, Michigan  48226
                           Fax: (313) 961-8358
                           Attn:  Arthur A. Weiss

         Any such notice, request, consent or other communication given or made:
(i) in the manner indicated in clause (a) of this paragraph shall be deemed to be given or made on the date on which it was delivered; (ii) in the manner indicated in clause (b) of this paragraph shall be deemed to be given or made on the third business day after the day in which it was deposited in a regularly maintained receptacle for the deposit of the United States mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in the regularly maintained receptacle for the deposit of overnight express mail; and (iii) in the manner indicated in clause (c) of this paragraph shall be deemed to be given or made when received by the telecopier owned or operated by the recipient thereof.

         15. Miscellaneous.

                  (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                  (b) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

                  (c) The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  (d) This Agreement (together with that certain Employment Agreement, of even date herewith, by and between the Executive and Sun Home Services, Inc.) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all




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prior understandings or agreements relating thereto. This Agreement may not be modified except by written instrument executed by the Company and Executive. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  (e) This Agreement shall be governed by and construed according to the laws of the State of Michigan, without regard to the conflicts of laws principles of the State of Michigan.

                 (f) Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

                  (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as though such copy was an original.

                  (h) Each party shall pay his or its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.


                                         COMPANY:

                                         SUN COMMUNITIES, INC.,
                                         a Maryland corporation


                                         By:  /s/ Gary A. Shiffman
                                              ---------------------------------
                                                  Gary A. Shiffman, President



                                         EXECUTIVE:


                                         /s/ Brian W. Fannon
                                         --------------------------------------
                                         BRIAN W. FANNON










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